Exhibit 99.1

CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS OF DOTDASH MEREDITH, INC.

Index
Consolidated and Combined Financial Statements
DOTDASH MEREDITH, INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	June 30, 2022	December 31, 2021
	(In thousands, except par value amounts)
ASSETS
Cash and cash equivalents	$246,931	$233,393
Accounts receivable, net of reserves	362,618	428,924
Other current assets	107,800	119,851
Total current assets	717,349	782,168

Buildings, capitalized software, leasehold improvements, equipment and land, net	274,063	295,389
Goodwill	1,532,930	1,567,641
Intangible assets, net of accumulated amortization	1,011,534	1,106,511
Other non-current assets	609,174	732,761
TOTAL ASSETS	$4,145,050	$4,484,470

LIABILITIES AND SHAREHOLDER'S EQUITY
LIABILITIES:
Current portion of long-term debt	$30,000	$30,000
Accounts payable, trade	57,957	84,887
Deferred revenue	19,070	23,434
Accrued expenses and other current liabilities	543,781	604,322
Total current liabilities	650,808	742,643

Long-term debt, net	1,538,125	1,551,685
Deferred income taxes	147,230	192,658
Other long-term liabilities	532,169	565,021

Commitments and contingencies

SHAREHOLDER'S EQUITY:
Common Stock, $0.01 par value; authorized 1,000 shares; 1,000 shares issued and outstanding	—	—
Additional paid-in capital	1,501,220	1,494,176
Accumulated deficit	(211,977)	(63,365)
Accumulated other comprehensive (loss) income	(12,525)	1,652
Total shareholder's equity	1,276,718	1,432,463
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY	$4,145,050	$4,484,470

The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

Index

DOTDASH MEREDITH, INC.
CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In thousands)
Revenue	$489,524	$73,333	$989,995	$138,754
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	208,582	23,633	439,452	43,482
Selling and marketing expense	153,043	16,147	321,939	29,551
General and administrative expense	61,619	6,362	127,710	12,471
Product development expense	32,223	8,271	61,963	16,163
Depreciation	12,898	630	26,163	710
Amortization of intangibles	48,666	745	96,520	1,991
Total operating costs and expenses	517,031	55,788	1,073,747	104,368
Operating (loss) income	(27,507)	17,545	(83,752)	34,386
Interest expense	(18,490)	—	(35,380)	—
Other (expense) income, net	(41,790)	134	(77,328)	241
(Loss) earnings before income taxes	(87,787)	17,679	(196,460)	34,627
Income tax benefit (provision)	22,324	(3,763)	47,848	(7,562)
Net (loss) earnings	$(65,463)	$13,916	$(148,612)	$27,065

Stock-based compensation expense by function:
Cost of revenue	$964	$20	$984	$31
Selling and marketing expense	380	99	480	211
General and administrative expense	3,178	847	6,799	1,730
Product development expense	588	313	1,119	605
Total stock-based compensation expense	$5,110	$1,279	$9,382	$2,577

The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

Index

DOTDASH MEREDITH, INC.
CONSOLIDATED AND COMBINED STATEMENT OF COMPREHENSIVE OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In thousands)
Net (loss) earnings	$(65,463)	$13,916	$(148,612)	$27,065
Other comprehensive (loss) income:
Change in foreign currency translation adjustment	(11,230)	36	(14,177)	64
Total other comprehensive (loss) income	(11,230)	36	(14,177)	64
Comprehensive (loss) income	$(76,693)	$13,952	$(162,789)	$27,129

The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

Index

DOTDASH MEREDITH, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY
Three and six months ended June 30, 2022
(Unaudited)

	Common Stock, $0.01 par value		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholder's Equity
	$	Shares
	(In thousands, except share count)
Balance at March 31, 2022	$—	1,000	$1,498,448	$(146,514)	$(1,295)	$1,350,639
Net loss	—	—	—	(65,463)	—	(65,463)
Other comprehensive loss	—	—	—	—	(11,230)	(11,230)
Stock-based compensation expense	—	—	5,110	—	—	5,110
Reimbursement to IAC for settlement of subsidiary denominated equity awards	—	—	(2,338)	—	—	(2,338)
Balance at June 30, 2022	$—	1,000	$1,501,220	$(211,977)	$(12,525)	$1,276,718

	Common Stock, $0.01 par value		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholder's Equity
	$	Shares
	(In thousands, except share count)
Balance at December 31, 2021	$—	1,000	$1,494,176	$(63,365)	$1,652	$1,432,463
Net loss	—	—	—	(148,612)	—	(148,612)
Other comprehensive loss	—	—	—	—	(14,177)	(14,177)
Stock-based compensation expense	—	—	9,382	—	—	9,382
Reimbursement to IAC for settlement of subsidiary denominated equity awards	—	—	(2,338)	—	—	(2,338)
Balance at June 30, 2022	$—	1,000	$1,501,220	$(211,977)	$(12,525)	$1,276,718

The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

Index

DOTDASH MEREDITH, INC.
COMBINED STATEMENT OF PARENT'S EQUITY
Three and six months ended June 30, 2021
(Unaudited)

	Invested Capital	Accumulated Other Comprehensive Income	Total Parent's Equity
	(In thousands)
Balance at March 31, 2021	$183,348	$543	$183,891
Net earnings	13,916	—	13,916
Other comprehensive income	—	36	36
Stock-based compensation expense	1,279	—	1,279
Decrease in Parent's investment in Dotdash	(724)	—	(724)
Balance at June 30, 2021	$197,819	$579	$198,398

	Invested Capital	Accumulated Other Comprehensive Income	Total Parent's Equity
	(In thousands)
Balance at December 31, 2020	$172,239	$515	$172,754
Net earnings	27,065	—	27,065
Other comprehensive income	—	64	64
Stock-based compensation expense	2,577	—	2,577
Decrease in Parent's investment in Dotdash	(4,062)	—	(4,062)
Balance at June 30, 2021	$197,819	$579	$198,398

The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

Index

DOTDASH MEREDITH, INC.
CONSOLIDATED AND COMBINED STATEMENT OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2022	2021
	(In thousands)
Cash flows from operating activities:
Net (loss) earnings	$(148,612)	$27,065
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Stock-based compensation	9,382	2,577
Amortization of intangibles	96,520	1,991
Depreciation	26,163	710
Provision for credit losses	3,600	—
Deferred income taxes	(49,431)	1,194
Non-cash lease expense	18,050	1,558
Pension and postretirement benefit expense	79,080	—
Other adjustments, net	2,511	569
Changes in assets and liabilities, net of effects of acquisitions and dispositions
Accounts receivable	55,229	4,799
Other assets	8,601	(461)
Operating lease liabilities	(18,983)	(1,231)
Accounts payable and other liabilities	(83,553)	7,903
Income taxes payable and receivable	(1,781)	326
Deferred revenue	(470)	(109)
Net cash (used in) provided by operating activities	(3,694)	46,891
Cash flows from investing activities:
Asset purchases	—	(87)
Capital expenditures	(5,949)	(2,497)
Proceeds from the sale of a business	25,618	—
Decrease in notes receivable	19,111	—
Increase in note receivable—IAC Group, LLC	—	(39,647)
Other, net	2,766	—
Net cash provided by (used in) investing activities	41,546	(42,231)
Cash flows from financing activities:
Principal payments on Dotdash Meredith Term Loans	(15,000)	—
Debt issuance costs	(785)	—
Reimbursement to IAC/InterActiveCorp for withholding taxes paid on behalf of Dotdash Meredith employees for the exercise of stock appreciation rights	(1,574)	(115)
Transfers to IAC/InterActiveCorp	—	(4,653)
Other, net	—	(125)
Net cash used in financing activities	(17,359)	(4,893)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(1,435)	63
Net increase (decrease) in cash and cash equivalents and restricted cash	19,058	(170)
Cash and cash equivalents and restricted cash at beginning of period	234,620	617
Cash and cash equivalents and restricted cash at end of period	$253,678	$447

The accompanying Notes to Consolidated and Combined Financial Statements are an integral part of these statements.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1—THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Acquisition of Meredith
On December 1, 2021, Dotdash Media Inc. (formerly known as About Inc., and referred to herein as "Dotdash"), a wholly-owned subsidiary of IAC/InterActiveCorp ("IAC"), completed the acquisition of Meredith Holdings Corporation ("Meredith"), which holds Meredith Corporation's national media business, consisting of its digital and magazine businesses, and its corporate operations. The parent of the combined entity is Dotdash Meredith, Inc. ("Dotdash Meredith"). See "Note 3—Business Combination" for a description of the acquisition of Meredith.
Nature of Operations
Dotdash Meredith is one of the largest digital and print publishers in America. From mobile to magazines, nearly 200 million people trust Dotdash Meredith to help them make decisions, take action, and find inspiration. Dotdash Meredith's over 40 iconic brands include PEOPLE, Better Homes & Gardens, Verywell, FOOD & WINE, The Spruce, Allrecipes, Byrdie, REAL SIMPLE, Investopedia, and Southern Living.
The Company has two operating segments: (i) Digital, which includes its digital, mobile, and licensing operations; and (ii) Print, which includes its magazine subscription and newsstand operations.
As used herein, the "Company," "we," "our" or "us" and similar terms refer to Dotdash and the entities comprising it for periods prior to December 1, 2021 and to Dotdash Meredith and its subsidiaries for periods beginning on December 1, 2021 (unless the context requires otherwise).
Basis of Presentation
The Company prepares its consolidated and combined financial statements (collectively referred to herein as "financial statements") in accordance with United States ("U.S.") generally accepted accounting principles ("GAAP").
The Company's financial statements have been prepared on a consolidated basis beginning December 1, 2021 and on a combined basis for periods prior thereto. The difference in presentation is due to the final steps of the legal reorganization of the entities that comprise Dotdash were completed until December 1, 2021. The preparation of the financial statements on a combined basis for periods prior to December 1, 2021 allows for the financial statements to be presented on a consistent basis for all periods presented.
The historical combined financial statements of the Company have been prepared on a standalone basis and are derived from the historical accounting records of the Company and IAC. The combined financial statements reflect the historical financial position, results of operations, and cash flows of the businesses comprising the Company since their respective dates of acquisition by the Company and the allocation to the Company of certain IAC corporate expenses relating to the Company based on the historical accounting records of IAC through December 1, 2021. The allocation of certain IAC corporate expenses is reflected in the statement of parent's equity within "Invested Capital." The financial statements include the accounts of the Company and all entities that are wholly-owned by the Company. For the purpose of the financial statements, income taxes have been computed for the Company on an as if standalone, separate tax return basis and payments to and refunds from IAC for the Company's share of IAC's consolidated federal and state tax return liabilities/receivables have been reflected within cash flows from operating activities in the statement of cash flows.
All intercompany transactions and balances between and amongst the entities comprising the Company have been eliminated. All intercompany transactions between (i) the Company and (ii) IAC and its subsidiaries (other than the entities comprising the Company), other than cash sweeps to IAC Group, LLC, for periods prior to the acquisition of Meredith, which are evidenced by notes, are considered to be settled for cash at the time the transaction was recorded. The total net effect of these intercompany transactions for periods prior to the acquisition of Meredith is reflected in the statement of cash flows as a financing activity and in the statement of parent's equity as "Invested Capital." Cash sweeps to IAC Group, LLC that were related to amounts evidenced by notes were reflected in the statement of cash flows as investing activities.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
In management's opinion, the assumptions underlying the historical financial statements of the Company, including the basis on which the expenses have been allocated from IAC, are reasonable. However, the allocations may not reflect the expenses that the Company would have incurred as an independent, stand-alone company for the periods presented.
The unaudited financial statements have been prepared in accordance with GAAP for interim financial information and with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and notes required by GAAP for complete annual financial statements. In the opinion of management, the unaudited financial statements include all normal recurring adjustments considered necessary for a fair presentation. Interim results are not necessarily indicative of the results that may be expected for the full year. The unaudited interim financial statements should be read in conjunction with the annual audited financial statements of the Company and notes thereto for the year ended December 31, 2021.
Accounting Estimates
Management of the Company is required to make certain estimates, judgments and assumptions during the preparation of its financial statements in accordance with GAAP. These estimates, judgments and assumptions impact the reported amounts of assets, liabilities, revenue and expenses and the related disclosure of assets and liabilities. Actual results could differ from these estimates.
On an ongoing basis, the Company evaluates its estimates, judgments and assumptions, including those related to: the fair value of cash equivalents; the carrying value of accounts receivable, including the determination of the allowance for credit losses and the determination of revenue reserves; the determination of the customer relationship period for certain costs to obtain a contract with a customer; the carrying value of right-of-use assets ("ROU assets"); the useful lives and recoverability of buildings, capitalized software, leasehold improvements and equipment and definite-lived intangible assets; the fair value of assets acquired and liabilities assumed as a result of an acquisition and the allocation of purchase price thereto; the recoverability of goodwill and indefinite-lived intangible assets; contingencies; unrecognized tax benefits; the valuation allowance for deferred income tax assets; pension and postretirement benefit expenses, including actuarial assumptions regarding discount rates, expected returns on plan assets, inflation and healthcare costs; and the fair value of and forfeiture rates for stock-based awards, among others. The Company bases its estimates, judgments and assumptions on historical experience, its forecasts and budgets and other factors that the Company considers relevant.
General Revenue Recognition
Revenue is recognized when control of the promised services or goods is transferred to the Company's customers and in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services or goods.
The Company's disaggregated revenue disclosures are presented in "Note 7—Segment Information."
Deferred Revenue
Deferred revenue consists of payments that are received or are contractually due in advance of the Company's performance obligation. The Company’s deferred revenue is reported on a contract-by-contract basis at the end of each reporting period. The Company classifies deferred revenue as current when the remaining term of the applicable subscription period or expected completion of its performance obligation is one year or less. The current and non-current deferred revenue balances are $23.4 million and $0.1 million, respectively, at December 31, 2021, and $1.2 million and $0.1 million, respectively, at December 31, 2020. The increase in deferred revenue from December 31, 2020 to 2021 relates to balances acquired from the acquisition of Meredith, which primarily relates to licensing and performance marketing deferred revenue. During the six months ended June 30, 2022, the Company recognized $13.5 million of revenue that was included in the deferred revenue balance at December 31, 2021. During the six months ended June 30, 2021, the Company recognized $1.0 million of revenue that was included in the deferred revenue balance at December 31, 2020. The current and non-current deferred revenue balances are $19.1 million and $0.1 million, at June 30, 2022, respectively. Non-current deferred revenue is included in "Other long-term liabilities" in the balance sheet.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
Practical Expedients and Exemptions
As permitted under the practical expedient available under Accounting Standards Update ("ASU") No. 2014-09, Revenue from Contracts with Customers, the Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts with variable consideration that is tied to sales-based or usage-based royalties, allocated entirely to unsatisfied performance obligations, or to a wholly unsatisfied promise accounted for under the series guidance, and (iii) contracts for which the Company recognizes revenue at the amount which it has the right to invoice for services performed.
Costs to Obtain a Contract with a Customer
Commissions Paid to Third-Party Agent Sales of Magazine Subscriptions
The Company uses third-party agents to obtain certain subscribers. The agents are paid a commission, which can be as much as the subscription price charged to the subscriber. The Company's subscriptions do not have substantive termination penalties; therefore, the contract term is determined on an issue-by-issue basis. Accordingly, these costs do not qualify for capitalization because there is no contract with a customer until a copy is served to a customer; therefore these costs are expensed when the publication is sent to the customer. The Company recognizes a liability to the extent the commission is refundable to the third-party agent. The Company expenses additional amounts paid to agents (such as per subscriber bounties) to acquire subscribers as incurred. Expenses related to third-party agent sales of magazine subscriptions are included in "Selling and marketing expense" in the statement of operations.
Recent Accounting Pronouncements
Accounting Pronouncements Not Yet Adopted by Dotdash Meredith
There are no recently issued accounting pronouncements that have not yet been adopted that are expected to have a material effect on the results of operations, financial condition or cash flows of the Company.
Reclassifications
Certain prior year amounts have been reclassified to conform to the current year presentation.
NOTE 2—INCOME TAXES
The Company is included within IAC’s tax group for purposes of federal and consolidated state income tax return filings. In all periods presented, the income tax provision has been computed for the Company on an as if standalone, separate tax return basis and payments to and refunds from IAC for the Company's share of IAC’s consolidated federal and state tax return liabilities/receivables calculated on this basis have been reflected within operating activities in the statement of cash flows.
At the end of each interim period, the Company estimates the annual expected effective income tax rate and applies that rate to its ordinary year-to-date earnings or loss. The income tax provision or benefit related to significant, unusual, or extraordinary items, if applicable, that will be separately reported or reported net of their related tax effects are individually computed and recognized in the interim period in which they occur. In addition, the effect of changes in enacted tax laws or rates, tax status, judgment on the realizability of a beginning-of-the-year deferred tax asset in future years or unrecognized tax benefits is recognized in the interim period in which the change occurs.
The computation of the annual expected effective income tax rate at each interim period requires certain estimates and assumptions including, but not limited to, the expected pre-tax income (or loss) for the year, projections of the proportion of income (and/or loss) earned and taxed in foreign jurisdictions, permanent and temporary differences, and the likelihood of the realization of deferred tax assets generated in the current year. The accounting estimates used to compute the provision or benefit for income taxes may change as new events occur, more experience is acquired, additional information is obtained or the Company's tax environment changes. To the extent that the expected annual effective income tax rate changes during a quarter, the effect of the change on prior quarters is included in income tax provision or benefit in the quarter in which the change occurs.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
For the three and six months ended June 30, 2022, the Company recorded an income tax benefit of $22.3 million and $47.8 million, respectively, which represents an effective income tax rate of 25% and 24%, respectively. For the three months ended June 30, 2022, the effective income tax rate was higher than the statutory rate of 21% due primarily to research credits, benefits related to a change in the annual expected effective income tax rate and state taxes, partially offset by the taxable gain on the sale of a subsidiary. For the six months ended June 30, 2022, the effective income tax rate was higher than the statutory rate of 21% due primarily to research credits and state taxes. For the three and six months ended June 30, 2021, the Company recorded an income tax provision of $3.8 million and $7.6 million, respectively, which represents an effective income tax rate of 21% and 22%, respectively, due primarily to state taxes, partially offset by research credits.
The Company recognizes interest and, if applicable, penalties related to unrecognized tax benefits in the income tax provision. Accruals for interest and penalties are not material.
The Company is routinely under audit by federal, state, local and foreign authorities in the area of income tax as a result of previously filed separate company and consolidated income tax returns with IAC. These audits include questioning the timing and the amount of income and deductions and the allocation of income and deductions among various tax jurisdictions. The Internal Revenue Service ("IRS") has substantially completed its audit of IAC’s federal income tax returns for the years ended 2013 through 2019, which include the operations of the Company. The statute of limitations for the years 2013 through 2019 has been extended to December 31, 2023. Returns filed in various other jurisdictions are open to examination for tax years beginning with 2014. Income taxes payable include unrecognized tax benefits considered sufficient to pay assessments that may result from the examination of prior year tax returns. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may not accurately anticipate actual outcomes and, therefore, may require periodic adjustment. Although management currently believes changes in unrecognized tax benefits from period to period and differences between amounts paid, if any, upon resolution of issues raised in audits and amounts previously provided will not have a material impact on the liquidity, results of operations, or financial condition of the Company, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future.
At both June 30, 2022 and December 31, 2021, unrecognized tax benefits, including interest and penalties, are $2.6 million. Unrecognized tax benefits, including interest and penalties, at June 30, 2022 increased by $0.1 million due primarily to research credits, offset by state tax settlements. If unrecognized tax benefits at June 30, 2022 are subsequently recognized, $2.4 million, net of related deferred tax assets and interest, would reduce income tax expense. The comparable amount at December 31, 2021 was $2.3 million. The Company believes that it is reasonably possible that its unrecognized tax benefits could decrease by $0.6 million by June 30, 2023 due to expected settlements of which $0.5 million would reduce the income tax provision.
NOTE 3—BUSINESS COMBINATION
On December 1, 2021, Dotdash acquired Meredith under the terms of an agreement (the "Merger Agreement") dated as of October 6, 2021. At the effective time of the merger, each outstanding share of common stock of Meredith (other than certain excluded shares) was converted into the right to receive $42.18 in cash. Pursuant to the Merger Agreement, Meredith equity awards were cancelled, and in exchange each holder received such holder’s portion of the merger consideration as set forth in the Merger Agreement, less the per share exercise price in the case of stock options. The Company accounted for this acquisition as a business combination under the acquisition method of accounting.
The total purchase price was calculated and allocated as follows:

(In thousands)
Common stock of Meredith	$1,931,376
Cash payment used to settle a portion of Meredith debt	625,000
Cash settlement of all outstanding vested equity awards and deferred compensation	130,089
Total purchase price	$2,686,465

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
The table below summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

(In thousands)
Cash and cash equivalents	$12,436
Accounts receivable	369,665
Other current assets	91,891
Property and equipment	283,319
Goodwill	1,549,123
Intangible assets	1,110,309
Other non-current assets	677,521
Total assets	4,094,264
Customer deposit liability	(140,690)
Other current liabilities	(444,028)
Deferred income taxes	(237,017)
Other non-current liabilities	(586,064)
Net assets acquired	$2,686,465
The Company acquired Meredith because it is complementary to Dotdash. The purchase was based on the expected future financial performance of Meredith under Dotdash leadership, not on the value of the net identifiable assets at the time of acquisition. This resulted in a significant portion of the purchase price being attributed to goodwill. The purchase price attributed to goodwill is not tax deductible.
The preliminary fair values of the identifiable intangible assets acquired at the date of acquisition are as follows:

	(In thousands)	Useful Life (Years)
Indefinite-lived trade names and trademarks	$432,800	Indefinite-lived
Advertiser relationships	334,000	5-7
Licensee relationships	150,000	3-6
Trade name and trademarks	105,000	2-5
Subscriber relationships	88,509	1-2
Total identifiable intangible assets acquired	$1,110,309
The allocation of the purchase price to certain assets acquired and liabilities assumed is provisional and is subject to review and revision during the measurement period, which the Company expects to extend through the fourth quarter of 2022. In addition, the Company is still in the process of identifying acquired assets and assumed liabilities, which may also result in an adjustment of the provisional amounts recorded. The subsequent adjustment of the provisional amounts may be material.
The provisional amounts for assets acquired and liabilities assumed include the fair value of:
1.accounts receivable and other receivables, which has been adjusted for an estimated $10.1 million of gross contractual amounts not expected to be collected, may be subject to adjustment for reassessment of collectability as of the date of acquisition, collections and other adjustments subsequent to the acquisition;
2.prepaid expenses and other current and noncurrent assets, which will be subject to adjustment based upon a review of recoverability and consideration of other factors;
3.inventory;
4.property, plant and equipment, for which the preliminary estimates are subject to revision for:

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
a.identification of assets acquired;
b.finalization of preliminary appraisals; and
c.determination of useful lives;
5.right of use assets and lease liabilities, which will be subject to adjustment upon completion of the review of the inputs, including sublease assumptions, for the calculations;
6.accounts payable and accrued expenses, which will be subject to adjustment based upon subsequent payment and assessment of other factors;
7.indemnification liabilities, which include pre-acquisition income tax and non-income tax liabilities, will be subject to adjustment for:
a.the reconciliation of the income tax return to the income tax provision for Meredith Corporation's fiscal year ended June 30, 2021 and the short period return from July 1, 2021 through the date of acquisition;
b.the assessment of the amounts of liabilities that existed at the date of acquisition based upon ongoing audits;
c.the assessment of applicable tax rates and other factors; and
d.the identification of other liabilities;
8.contingencies, the initial estimated recorded liability for which is approximately $100 million, including indemnification liabilities, will be subject to adjustment for additional items that are identified and for additional information obtained that will assist in the determination of liabilities as of the date of acquisition;
9.definite and indefinite-lived intangible assets acquired will be subject to adjustment as additional assets are identified, estimates and forecasts are refined and disaggregated, useful lives are finalized, and other factors deemed relevant are considered;
10.deferred income taxes will be subject to adjustment based upon the completion of the review of the book and tax bases of assets acquired and liabilities assumed, applicable tax rates and the impact of the revisions of estimates for the items described above;
11.goodwill will be subject to adjustment for the impact of the revisions of estimates for the items described above; and
12.the allocation of goodwill to reporting units will be subject to revision based upon the items described above and the finalization of the determination of fair value of the reporting units, which has not yet been completed.
Unaudited pro forma financial information
The unaudited pro forma financial information in the table below presents the results of the Company and Meredith as if the Meredith acquisition had occurred on January 1, 2020. The unaudited pro forma financial information includes adjustments required under the acquisition method of accounting and is presented for informational purposes only and is not necessarily indicative of the results that would have been achieved had this acquisition occurred on January 1, 2020. For the three and six months ended June 30, 2021, pro forma adjustments include an increase in amortization expense of $30.1 million and $53.9 million, respectively, related to intangible asset adjustments in purchase accounting.

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
	(In thousands)
Revenue	$598,861	$1,132,283
Net earnings	$8,612	$73,884

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
NOTE 4—FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS
The Company categorizes its financial instruments measured at fair value into a fair value hierarchy that prioritizes the inputs used in pricing the asset or liability. The three levels of the fair value hierarchy are:
•Level 1: Observable inputs obtained from independent sources, such as quoted market prices for identical assets and liabilities in active markets.
•Level 2: Other inputs, which are observable directly or indirectly, such as quoted market prices for similar assets or liabilities in active markets, quoted market prices for identical or similar assets or liabilities in markets that are not active and inputs that are derived principally from or corroborated by observable market data. The fair values of the Company's Level 2 financial assets are primarily obtained from observable market prices for identical underlying securities that may not be actively traded. Certain of these securities may have different market prices from multiple market data sources, in which case an average market price is used.
•Level 3: Unobservable inputs for which there is little or no market data and require the Company to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the assets or liabilities.
The following tables present the Company’s financial instruments that are measured at fair value on a recurring basis:

	June 30, 2022
	Quoted Market Prices for Identical Assets in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$119,038	$—	$—	$119,038
Time deposits	—	11,080	—	11,080
Total	$119,038	$11,080	$—	$130,118

	December 31, 2021
	Quoted Market Prices for Identical Assets in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$187,137	$—	$—	$187,137
Time deposits	—	6,057	—	6,057
Total	$187,137	$6,057	$—	$193,194
Assets measured at fair value on a nonrecurring basis
The Company's non-financial assets, such as goodwill, intangible assets, ROU assets and buildings, capitalized software, leasehold improvements and equipment, are adjusted to fair value only when an impairment is recognized. Such fair value measurements are based predominantly on Level 3 inputs.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
Financial instruments measured at fair value only for disclosure purposes
The following table presents the carrying value and the fair value of financial instruments measured at fair value only for disclosure purposes:

	June 30, 2022		December 31, 2021
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In thousands)
Current portion of long-term debt	$(30,000)	$(28,050)	$(30,000)	$(29,550)
Long-term debt, net(a)	$(1,538,125)	$(1,463,253)	$(1,551,685)	$(1,574,575)
_____________________
(a) At June 30, 2022 and December 31, 2021, the carrying value of long-term debt, net includes unamortized original issue discount and debt issuance costs of $16.9 million and $18.3 million, respectively.

At June 30, 2022 and December 31, 2021, the fair value of long-term debt, including the current portion, is estimated using observable market prices or indices for similar liabilities, which are Level 2 inputs.
NOTE 5—LONG-TERM DEBT
Long-term debt consists of:

	June 30, 2022	December 31, 2021
	(In thousands)
Term Loan A due December 1, 2026	$341,250	$350,000
Term Loan B due December 1, 2028	1,243,750	1,250,000
Total long-term debt	1,585,000	1,600,000
Less: current portion of long-term debt	30,000	30,000
Less: original issue discount	5,733	6,176
Less: unamortized debt issuance costs	11,142	12,139
Total long-term debt, net	$1,538,125	$1,551,685
Term Loans and Revolving Facility
On December 1, 2021, the Company entered into a credit agreement (the "Credit Agreement"), which provides for (i) the five-year $350 million Term Loan A, (ii) the seven-year $1.25 billion Term Loan B (and together with Term Loan A, the "Term Loans") and (iii) a five-year $150 million revolving credit facility (the "Revolving Facility"). The proceeds of the Term Loans were used to fund a portion of the purchase price for the acquisition of Meredith and pay related fees and expenses. The Term Loan A bears interest at an adjusted term secured overnight financing rate ("Adjusted Term SOFR") as defined in the Credit Agreement plus an applicable margin depending on the Company's most recently reported consolidated net leverage ratio, as defined in the Credit Agreement. At June 30, 2022 and December 31, 2021, the Term Loan A bore interest at Adjusted Term SOFR plus 2.00%, or approximately 3.15% and 2.15%, respectively, and the Term Loan B bore interest at Adjusted Term SOFR, subject to a minimum of 0.50%, plus 4.00%, or approximately 5.15% and 4.50%, respectively. Interest payments are due at least quarterly through the terms of the Term Loans.
The outstanding balances of the Term Loan A and Term Loan B were $341.3 million and $1.24 billion at June 30, 2022, respectively, and $350.0 million and $1.25 billion at December 31, 2021, respectively. The Term Loan A requires quarterly principal payments of approximately $4.4 million through December 31, 2024, $8.8 million through December 31, 2025 and approximately $13.1 million thereafter through maturity. The Term Loan B requires quarterly payments of $3.1 million through maturity. Commencing with the delivery of financial statements for the period ending December 31, 2022, pursuant to the Credit Agreement, the Term Loan B may require additional annual principal payments as part of an excess cash flow sweep provision, the amount of which, in part, is governed by the Company's net leverage ratio.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
There were no outstanding borrowings under the Revolving Facility at June 30, 2022 and December 31, 2021. The annual commitment fee on undrawn funds is based on the consolidated net leverage ratio, as defined in the Credit Agreement, most recently reported and was 35 basis points at both June 30, 2022 and December 31, 2021. Any borrowings under the Revolving Facility would bear interest, at the Company's option, at either a base rate or term benchmark rate, plus an applicable margin, which is based on the Company's net leverage ratio.
As of the last day of any calendar quarter, if either (i) $1.00 or more of loans under the Revolving Facility or Term Loan A are outstanding, or (ii) the outstanding face amount of undrawn letters of credit, other than cash collateralized letters of credit at 102% of face value, exceeds $25 million, subject to certain increases for qualifying material acquisitions, then the Company will not permit the consolidated net leverage ratio as of the last day of such quarter to exceed 5.5 to 1.0. The Credit Agreement also contains covenants that would limit the Company’s ability to pay dividends, incur incremental secured indebtedness, or make distributions or certain investments in the event a default has occurred or if the Company’s consolidated net leverage ratio exceeds 4.0 to 1.0. There were no such limitations at June 30, 2022.
The obligations under the Credit Agreement are guaranteed by certain of the Company's wholly-owned subsidiaries, and are secured by substantially all of the assets of the Company and certain of its subsidiaries.
NOTE 6—ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME
The following tables present the components of accumulated other comprehensive (loss) income:

	Three Months Ended June 30, 2022		Three Months Ended June 30, 2021
	Foreign Currency Translation Adjustment	Accumulated Other Comprehensive Loss	Foreign Currency Translation Adjustment	Accumulated Other Comprehensive Income
	(In thousands)
Balance at April 1	$(1,295)	$(1,295)	$543	$543
Current period other comprehensive (loss) income	(11,230)	(11,230)	36	36
Balance at June 30	$(12,525)	$(12,525)	$579	$579

	Six Months Ended June 30, 2022		Six Months Ended June 30, 2021
	Foreign Currency Translation Adjustment	Accumulated Other Comprehensive Income (Loss)	Foreign Currency Translation Adjustment	Accumulated Other Comprehensive Income
	(In thousands)
Balance at January 1	$1,652	$1,652	$515	$515
Current period other comprehensive (loss) income	(14,177)	(14,177)	64	64
Balance at June 30	$(12,525)	$(12,525)	$579	$579
At both June 30, 2022 and 2021, there was no income tax benefit or provision on the accumulated other comprehensive (loss) income.
NOTE 7—SEGMENT INFORMATION
The overall concept that the Company employs in determining its operating segments is to present the financial information in a manner consistent with the chief operating decision maker's view of the businesses. In addition, we consider how the businesses are organized as to segment management and the focus of the businesses with regards to the types of services or products offered or the target market.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
The following table presents revenue by reportable segment:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In thousands)
Revenue
Digital	$234,510	$73,333	$450,675	$138,754
Print	260,307	—	550,285	—
Intersegment eliminations(a)	(5,293)	—	(10,965)	—
Total	$489,524	$73,333	$989,995	$138,754
The following table presents the revenue of the Company's segments disaggregated by type of service:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In thousands)
Digital:
Display advertising revenue	$157,551	$44,932	$294,641	$82,103
Performance marketing revenue	47,933	27,958	98,038	55,551
Licensing and other revenue	29,026	443	57,996	1,100
Total digital revenue	234,510	73,333	450,675	138,754
Print:
Subscription revenue	109,296	—	241,903	—
Advertising revenue	71,266	—	143,953	—
Project and other revenue	42,254	—	75,279	—
Newsstand revenue	35,596	—	66,835	—
Performance marketing revenue	1,895	—	22,315	—
Total print revenue	260,307	—	550,285	—
Intersegment eliminations(a)	(5,293)	—	(10,965)	—
Total revenue	$489,524	$73,333	$989,995	$138,754
_____________________
(a) Includes inter-segment eliminations related to digital performance marketing revenue of $5.2 million and $10.8 million for the three and six months ended June 30, 2022.
Revenue by geography is based on where the customer is located. Geographic information about revenue and long-lived assets is presented below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In thousands)
Revenue:
United States	$489,018	$72,397	$988,742	$136,912
All other countries	506	936	1,253	1,842
Total	$489,524	$73,333	$989,995	$138,754

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)

	June 30, 2022	December 31, 2021
	(In thousands)
Long-lived assets (excluding goodwill, intangible assets, and ROU assets):
United States	$273,444	$294,697
All other countries	619	692
Total	$274,063	$295,389
The following tables present operating income (loss) and Adjusted EBITDA by reportable segment:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In thousands)
Operating income (loss):
Digital	$10,865	$17,545	$8,921	$34,386
Print	(19,895)	—	(58,166)	—
Other(b)	(18,477)	—	(34,507)	—
Total(c)	$(27,507)	$17,545	$(83,752)	$34,386
_____________________
(b) Other comprises unallocated corporate expenses, which are corporate overhead expenses not attributable to the Digital or Print segments.
(c) Includes restructuring charges of $13.7 million and $36.1 million and transaction-related expenses of $1.2 million and $5.2 million, related to the acquisition of Meredith for the three and six months ended June 30, 2022, respectively. See "Note 12—Restructuring Charges, Transaction-Related Expenses and Change-in-Control Payments" for additional information.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In thousands)
Adjusted EBITDA(c)(d):
Digital	$51,316	$20,199	$86,116	$39,664
Print	$6,265	$—	$(4,215)	$—
Other(b)	$(18,414)	$—	$(34,200)	$—
_____________________
(d) The Company's primary financial measure is Adjusted EBITDA, which is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
The following tables reconcile operating income (loss) for the Company's reportable segments and net (loss) earnings to Adjusted EBITDA:

	Three Months Ended June 30, 2022
	Operating Income (Loss)(c)	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA(c)
	(In thousands)
Digital	$10,865	$5,110	$8,203	$27,138	$51,316
Print	(19,895)	$—	$4,632	$21,528	$6,265
Other(b)	(18,477)	$—	$63	$—	$(18,414)
Total(c)	(27,507)
Interest expense	(18,490)
Other expense, net	(41,790)
Loss before income taxes	(87,787)
Income tax benefit	22,324
Net loss	$(65,463)

	Three Months Ended June 30, 2021
	Operating Income	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA
	(In thousands)
Digital	$17,545	$1,279	$630	$745	$20,199
Other income, net	134
Earnings before income taxes	17,679
Income tax provision	(3,763)
Net earnings	$13,916

	Six Months Ended June 30, 2022
	Operating Income (Loss)(c)	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Acquisition-related Contingent Consideration Fair Value Adjustments	Adjusted EBITDA(c)
	(In thousands)
Digital	$8,921	$9,382	$15,692	$52,733	$(612)	$86,116
Print	(58,166)	$—	$10,164	$43,787	$—	$(4,215)
Other(b)	(34,507)	$—	$307	$—	$—	$(34,200)
Total(c)	(83,752)
Interest expense	(35,380)
Other expense, net	(77,328)
Loss before income taxes	(196,460)
Income tax benefit	47,848
Net loss	$(148,612)

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)

	Six Months Ended June 30, 2021
	Operating Income	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA
	(In thousands)
Digital	$34,386	$2,577	$710	$1,991	$39,664
Other income, net	241
Earnings before income taxes	34,627
Income tax provision	(7,562)
Net earnings	$27,065
NOTE 8—FINANCIAL STATEMENT DETAILS
Cash and Cash Equivalents and Restricted Cash
The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the balance sheet to the total amounts shown in the statement of cash flows:

	June 30, 2022	December 31, 2021	June 30, 2021	December 31, 2020
	(In thousands)
Cash and cash equivalents	$246,931	$233,393	$447	$617
Restricted cash included in other current assets	—	1,227	—	—
Restricted cash included in other non-current assets	6,747	—	—	—
Total cash and cash equivalents and restricted cash as shown on the statement of cash flows	$253,678	$234,620	$447	$617
Restricted cash included in "Other non-current assets" and "Other current assets" in the balance sheet at both June 30, 2022 and December 31, 2021 primarily consists of cash held in escrow related to the IPC Pension Scheme the Company assumed in connection with the acquisition of Meredith.
Credit Losses
The following table presents the changes in the allowance for credit losses for the six months ended June 30, 2022 and 2021, respectively:

	2022	2021
	(In thousands)
Balance at January 1	$1,760	$557
Current period provision for credit losses	3,600	—
Write-offs charged against the allowance	(776)	(101)
Balance at June 30	$4,584	$456
Accumulated Amortization and Depreciation
The following table provides the accumulated amortization and depreciation within the balance sheet:

Asset Category	June 30, 2022	December 31, 2021
	(In thousands)
Right-of-use assets included in other non-current assets	$29,492	$11,442
Building, capitalized software, leasehold improvements and equipment	$307,701	$287,813
Intangible assets	$132,366	$37,389

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
Other (expense) income, net

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In thousands)
Net periodic pension benefit costs, other than the service cost component	$(41,829)	$—	$(77,188)	$—
Other	39	134	(140)	241
Other (expense) income, net	$(41,790)	$134	$(77,328)	$241
Other expense, net for the three and six months ended June 30, 2022 includes pre-tax actuarial losses of $41.2 million and $78.7 million, respectively, in total related to Meredith's funded pension plans in the United Kingdom ("U.K."), consisting of the IPC Pension Scheme, and the U.S. See "Note 11—Pension and Postretirement Benefit Plans" for additional information.
NOTE 9—LEASE GUARANTEES AND CONTINGENCIES
Lease Guarantees
In connection with the acquisition of Meredith, Dotdash Meredith guarantees a lease through January 2023 and another through November 2030. The carrying value of those guarantees is recorded in "Other long-term liabilities" in the balance sheet and was $1.8 million and $1.9 million at June 30, 2022 and December 31, 2021, respectively. The maximum obligation for which the Company would be liable if the primary obligors fail to perform under the lease agreements was $10.2 million at June 30, 2022.
Contingencies
In the ordinary course of business, the Company is a party to various lawsuits. The Company establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where the Company believes an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that resolving claims against the Company, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of the Company, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. The Company also evaluates other contingent matters, including income and non-income tax contingencies, to assess the likelihood of an unfavorable outcome and estimated extent of potential loss. It is possible that an unfavorable outcome of one or more of these lawsuits or other contingencies could have a material impact on the liquidity, results of operations, or financial condition of the Company. See "Note 2—Income Taxes" for additional information related to income tax contingencies.
NOTE 10—RELATED PARTY TRANSACTIONS
Relationship with IAC Prior to the Meredith Acquisition
The combined statement of operations prior to the acquisition of Meredith includes allocations of costs, including stock-based compensation expense, related to IAC’s accounting, treasury, legal, tax, corporate support and internal audit functions. These allocations were based on Dotdash's revenue as a percentage of IAC's total revenue. Allocated costs, inclusive of stock-based compensation expense, for the three and six months ended June 30, 2021, were $1.6 million and $3.3 million, respectively. These amounts were in addition to amounts charged to Dotdash by IAC in the ordinary course as described immediately below.
Dotdash was allocated expenses from IAC for certain support services, such as financial systems, and Dotdash participated in IAC's health and welfare benefit plans and obtained certain services through contracts that are held in IAC's name; the total related charges prior to the acquisition of Meredith, for the three and six months ended June 30, 2021 were $2.6 million and $5.9 million, respectively. This amount was netted against the note receivable—IAC Group, LLC balance described below.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
It is not practicable to determine the actual expenses that would have been incurred for these services had Dotdash operated as a standalone entity during the periods presented. Management considers the allocation method to be reasonable.
The following table summarizes the components of the net decrease in parent's investment in Dotdash for the three and six months ended June 30, 2021:

	Three Months Ended June 30, 2021	Six months ended June 30, 2021
	(In thousands)
Cash transfers to certain IAC subsidiaries related to cash expenses paid on behalf of Dotdash, net	$56	$43
Taxes	1,018	4,757
Allocation of costs from IAC	(350)	(738)
Net decrease in Parent's investment in Dotdash	$724	$4,062
Note Receivable—IAC Group, LLC
Dotdash entered into a note receivable with IAC Group, LLC for net cash transfers to IAC under its centrally managed U.S. treasury function. Netted against the cash transfers was IAC's funding of various Dotdash acquisitions and asset purchases. In November 2021, the outstanding balance of $103.2 million was repaid in its entirety.
The portion of interest income attributable to the note receivable—IAC Group, LLC was $0.2 million and $0.3 million for the three and six months ended June 30, 2021, and is included in "Other (expense) income, net" in the statement of operations.
Relationship with IAC Following the Meredith Acquisition
Following the acquisition of Meredith, the Company continues to be allocated expenses from IAC for its participation in IAC's health and wellness plan in addition to certain support services, such as financial systems, and obtains certain services through contracts that are held in IAC's name. The total charges for the three and six months ended June 30, 2022 were $5.3 million and $9.1 million, respectively.
Additionally, in 2022, the Company was allocated expenses from IAC for flight crew payroll and travel expenses based on usage of company owned aircraft. The charges for the three and six months ended June 30, 2022 were $0.3 million and $0.5 million, respectively.
At June 30, 2022, the Company had an outstanding payable due to IAC of $11.5 million included in "Accrued expenses and other current liabilities" in the balance sheet related primarily to hosting fees that were prepaid by IAC on behalf of the Company and for the outstanding portion of the allocated expenses, which was subsequently paid in July 2022. At December 31, 2021, there was $1.7 million due to IAC which was subsequently paid in January 2022.
Pursuant to the terms of the Company’s stock-based awards granted under its equity inventive plan, until the Company (or its successor(s)) common shares trade on a national securities exchange, shares of IAC common stock are issued to employees in settlement of the exercise of the Company’s vested awards after deduction for required tax withholdings, which are remitted on the employees’ behalf. The Company reimburses IAC in the form of cash and/or Dotdash Meredith common shares at IAC’s election.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
NOTE 11—PENSION AND POSTRETIREMENT BENEFIT PLANS
The following table presents the components of net periodic benefit costs for the pension and postretirement benefit plans the Company assumed in connection with the acquisition of Meredith:

	Three Months Ended June 30, 2022			Six Months Ended June 30, 2022
	Pension		Postretirement	Pension		Postretirement
	Domestic	International	Domestic	Domestic	International	Domestic
	(In thousands)
Service cost	$907	$—	$1	$1,889	$—	$3
Interest cost	1,188	3,799	67	1,887	7,074	134
Expected return on plan assets	(598)	(3,792)	—	(2,176)	(8,416)	—
Actuarial (gain) loss recognition	(2,399)	43,564	—	10,133	68,552	—
Net periodic benefit (credit) costs	$(902)	$43,571	$68	$11,733	$67,210	$137
Settlements during the three and six months ended June 30, 2022 triggered remeasurements of Meredith's funded pension plans in the U.K., consisting of the IPC Pension Scheme, and U.S. The IPC Pension Scheme's actuarial loss of $43.6 million and $68.6 million for the three and six months ended June 30, 2022, respectively, primarily relates to the decline in the fair value of the IPC Pension Scheme's assets exceeding the decline in the plan liabilities, in each case due to higher interest rates. The U.S. actuarial gain of $2.4 million for the three months ended June 30, 2022 primarily relates to the revaluation of an annuity contract, partially offset by a loss due to the decline in the fair value of the U.S. pension plan's assets exceeding the decline in the plan liabilities. The U.S. actuarial loss of $10.1 million for the six months ended June 30, 2022 primarily relates to the decline in the fair value of the U.S. pension plan's assets exceeding the decline in the plan liabilities.
The following table summarizes the weighted average expected return on plan assets used to determine the net periodic benefit costs at June 30, 2022, following the remeasurements during the six months ended June 30, 2022, and December 31, 2021, respectively:

	June 30, 2022		December 31, 2021
	Pension
	Domestic	International	Domestic	International
Expected return on plan assets	3.85%	1.90%	6.00%	1.90%
The components of net periodic benefit costs, other than the service cost component, are included in "Other (expense) income, net" in the statement of operations.
See "Note 13—Subsequent Events" for a discussion of the purchase of an annuity contract by the IPC Pension Scheme on July 28, 2022.
NOTE 12—RESTRUCTURING CHARGES, TRANSACTION-RELATED EXPENSES AND CHANGE-IN-CONTROL PAYMENTS
Restructuring Charges
In 2022, Dotdash Meredith announced its plans to discontinue certain print publications and the shutdown of PeopleTV to focus the portfolio and further enable investments toward digital growth. The discontinued print publications consist of Entertainment Weekly, InStyle, EatingWell, Health, Parents, and People en Español, with the April 2022 issues of these publications being their final print editions, and Martha Stewart Living, with the May 2022 issue being its final print edition. Dotdash Meredith also announced a voluntary retirement program in the first quarter of 2022 to its employees who met certain age and service requirements. In addition, actions were taken to improve efficiencies following the Meredith acquisition.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
For the three and six months ended June 30, 2022, the Company incurred $13.7 million and $36.1 million, respectively, of related restructuring charges, including $12.6 million and $33.1 million, respectively, of severance and related costs.
A summary of the costs incurred, payments made and related accruals for the six months ended June 30, 2022 is presented below:

	June 30, 2022
	Digital	Print	Other	Total
	(In thousands)
Restructuring charge accruals
Charges incurred (a)	$7,181	$23,935	$4,548	$35,664
Payments	(2,972)	(10,457)	(780)	(14,209)
Restructuring accrual as of June 30, 2022	$4,209	$13,478	$3,768	$21,455
_____________________
(a) Excludes $0.4 million related to the write-off of inventory.
The costs are allocated as follows in the statement of operations:

	Three Months Ended June 30, 2022	Six Months Ended June 30, 2022
	(In thousands)
Cost of revenue	$4,420	$16,601
Selling and marketing expense	4,016	9,615
General and administrative expense	4,544	8,858
Product development expense	672	1,015
Total	$13,652	$36,089
Dotdash Meredith anticipates the estimated remaining costs will approximate $2.3 million and will be paid by December 31, 2023 from existing cash on hand. A summary of the remaining costs is presented below:

	As of June 30, 2022
	Digital	Print	Other	Total
	(In thousands)
Remaining estimated restructuring costs	$1,269	$929	$150	$2,348
Transaction-Related Expenses
For the three and six months ended June 30, 2022, Dotdash Meredith incurred $1.2 million and $5.2 million, respectively, of transaction-related expenses related to the acquisition of Meredith.
Change-in-Control Payments
In December 2021, Dotdash Meredith recorded $60.1 million in change in control payments, which were triggered by the acquisition and the terms of certain former executives’ contracts. On July 1, 2022, Dotdash Meredith made $83.1 million in change in control payments. An additional payment of approximately $4.3 million will be made in the fourth quarter of 2022.

Index
DOTDASH MEREDITH, INC.
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)
(Unaudited)
NOTE 13—SUBSEQUENT EVENTS
On July 28, 2022, following approval by the trustees of the Company's IPC Pension Scheme, the IPC Pension Scheme entered into an insurance buy-in contract with a private limited life insurance company to insure the remaining portion of the IPC Pension Scheme covering all IPC Pension Scheme participants who were not covered by the insurance buy-in contract entered into in May 2020. The insurance contract is designed to provide payments equal all future designated contractual benefit payments to covered participants. The benefit obligation was not transferred to the insurer, and the Company remains responsible for paying pension benefits to the IPC Pension Scheme participants.
As a result of this transaction, the IPC Pension Scheme incurred an actuarial loss of approximately £110 million, or $134 million based on the July 28, 2022 exchange rate. The actuarial loss will reduce the value of the net assets of the IPC Pension Scheme, which are included in other non-current assets on the balance sheet and at June 30, 2022 was $147.4 million. We are assessing whether this actuarial loss will be recorded in the quarter ending September 30, 2022 or December 31, 2022 as an expense within "Other (expense) income, net" in the statement of operations. In addition, we will be refining the estimate of the actuarial loss.
Following this transaction, the IPC Pension Scheme owns two insurance contracts that are intended to insure 100% of the future designated contractual benefit payments to all covered participants. The value of the annuity contracts and the liabilities with respect to insured participants are expected to match (i.e., the full benefits have been insured). As mentioned above, the benefit obligation was not transferred to the insurer, and the Company remains responsible for paying IPC Pension Scheme pension benefits. While the Company currently does not expect to be required to make additional contributions to the IPC Pension Scheme, this may change based upon future events or as additional information becomes available.
In preparing these financial statements, management evaluated subsequent events through August 9, 2022, on which date the financial statements were available for issue.